Exhibit 5.1
(Includes Exhibit 23.1)

August 2, 2024

Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, D.C. 20549

Re: Proposed Offering of up to 2,100,000 shares of Common Stock Pursuant to the Electronic Arts Inc. 2019 Equity Incentive Plan

Ladies/Gentlemen:

I refer to the Registration Statement on Form S-8 (the “ Registration Statement ”) to be filed by Electronic Arts Inc. (“EA”) on or about August 2, 2024 in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 2,100,000 shares of EA Common Stock, par value $0.01 per share (the “Shares”), available for issuance under the Electronic Arts Inc. 2019 Equity Incentive Plan, as amended (the “2019 EIP”).

I am the Chief Legal Officer of EA. I have examined the proceedings taken by EA in connection with the 2019 EIP and the Shares being registered hereby.

Based upon the foregoing, it is my opinion that the 2,100,000 Shares have been duly authorized by all necessary corporate action of EA and, when issued and sold in accordance with the terms set forth in the 2019 EIP, and when the Registration Statement has become effective under the Securities Act, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware.

I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to this opinion, if any, in the Registration Statement and amendments thereto. In giving such consent, I do not thereby admit that I am an “expert” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Jacob J. Schatz

Jacob J. Schatz
Chief Legal Officer Electronic Arts Inc.

209 Redwood Shores Parkway, Redwood City, CA 94065
[TEL] 650 628 1500
www.ea.com